Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202583

TIAA REAL ESTATE ACCOUNT
SUPPLEMENT NO. 1
Dated June 12, 2015

to the April 24, 2015 Prospectus

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated April 24, 2015, which we refer to as the “prospectus”. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

Appointment of new portfolio manager for the TIAA Real Estate Account

The prospectus is supplemented by inserting the following under the heading “Portfolio Management Team” in the section of the prospectus entitled “Appendix A—Management of TIAA”:

Effective August 14, 2015, Margaret Brandwein, Managing Director at TIAA and currently the Portfolio Manager for the TIAA Real Estate Account (the “Account”), will retire from Teachers Insurance and Annuity Association of America (“TIAA”). Gerald Casimir, Managing Director at TIAA, will succeed Ms. Brandwein as Portfolio Manager for the Account effective at such time. Mr. Casimir, age 55, has served since 2011 as TIAA’s head of U.S. real estate asset management, overseeing approximately $30 billion of real estate investments across multiple funds and accounts. From 2009 to 2011, Mr. Casimir served as TIAA’s head of real estate asset management for the U.S. northeast region. Mr. Casimir joined TIAA in May 2002 and prior to 2009 served in multiple roles on TIAA’s real estate acquisitions team.

A14891 (6/15)